Filed Pursuant to Rules 424(b)(3) and 424(c) of the Securities Act of 1933
Registration No. 333-136742
Dated January 10, 2008
Prospectus Supplement
(to prospectus dated September 22, 2006)
Ultralife Batteries, Inc.
4,029,580 Shares of Common Stock
Par Value $.10
     This supplement amends our prospectus dated September 22, 2006, as supplemented by Prospectus Supplement dated November 8, 2007 relating to the sale by us of up to 2,500,000 shares of our common stock and the offering of up to 896,247 shares of our common stock by certain of our stockholders.
     You should read this supplement in conjunction with the prospectus as previously supplemented. Additionally, this supplement is qualified by reference to the prospectus as previously supplemented, except to the extent that the information in this supplement supersedes the information contained in the prospectus as previously supplemented.
Selling Stockholder Information
     The table below amends and restates the ownership table set forth in the prospectus under the caption Selling Stockholder Information to reflect changes in the names of owners resulting from the split-up of the subordinated convertible promissory note issued in The McDowell Transaction (the “McDowell Note”). Accordingly, the information contained in the table below supersedes the information in the prospectus previously set forth with respect to the selling stockholders.

	Shares Owned		Shares Owned
	Before the	Number of Shares	After the Offering
Name	Offering	Offered	Number	Percent
Huang Deyong	98,123	98,123	0	*
Li Xiaochun	49,062	49,062	0	*
Zhu Dehong	49,062	49,062	0	*
Thomas Hauke	175,000	175,000	0	*
Lillian Hauke	175,000	175,000	0	*
Earl Martin, Sr.	175,000	175,000	0	*
Gloria Martin	175,000	175,000	0	*
Total	896,247	896,247
*Less than one percent.
     The original prospectus covered 1,333,333 shares issuable upon conversion of the McDowell Note. Subsequent to that time, the McDowell Note was split up proportionately among the equityholders of McDowell, and new notes were issued. On October 3, 2007, we entered into a Settlement Agreement with the former owners of McDowell and the holders of the split up McDowell Note pursuant to which the aggregate principal amount of the subordinated convertible promissory notes was reduced from $20,000,000 to $14,000,000. On November 16, 2007, we prepaid $3.5 million of the outstanding principal amount on those notes. As a result of the above actions, 633,333 shares previously registered are no longer subject to issuance on conversion of the notes, and the table set forth above reflects that reduction.